Exhibit 10.1

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This agreement (Agreement) is entered into between Chad Hagen (Employee) and SunOpta, Inc. (Company).

1. Termination of Employment Relationship.  Employee and the Company will end their employment relationship on December 12, 2024 (the "Termination Date").  Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the Termination Date.  Employee acknowledges (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) Employee has reported to the Company any and all work-related injuries incurred during employment; and (iii) the Company properly provided any leave of absence because of Employee's or a family member's health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

2. Consideration.  In consideration of Employee's promises in this Agreement, and upon expiration of the revocation period so long as Employee has not revoked, the Company will provide Employee:

A. Severance pay in the total gross amount of $175,000 to be paid as soon as administratively feasible.

B. If Employee elects COBRA, Company will pay Employer portion and COBRA fees for medical and dental coverage for three (3) month(s). Employee is responsible for the Employee portion of such coverage.

C. The vesting of 36,667 unvested Restricted Stock Units (RSUs) (comprised of 20,000 RSUs granted on December 16, 2022, and scheduled to vest half on December 16, 2024 and December 16, 2025, and 16,667 RSUs granted on January 23, 2024, and scheduled to vest on January 23, 2025).

The Company will apply standard tax and other applicable withholdings to payments made to Employee. Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled.  The Company also will pay Employee accrued but unused PTO regardless of whether Employee signs this Agreement.  Although the Company is under no obligation to provide reinstatement, employment, re-employment, consulting or other similar status, if the Company recalls Employee within three months of termination, Employee may be obligated to repay certain severance benefits as more fully explained in the Company Severance Plan.

3. Full and Final Release.  In consideration of the benefits provided by the Company, Employee, for Employee personally and Employee's heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the "Released Parties"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (ERISA), the National Labor Relations Act (NLRA), the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA), California Fair Employment and Housing Act, California Family Rights Act and any amendments to the foregoing, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

Employee is releasing all rights under section 1542 of the California Civil Code.  Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

4. Exceptions to the Release and No Interference with Rights.  The above release does not waive claims (i) for unemployment or workers' compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, and (iv) which cannot be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the cooperation provision, the confidentiality and non-disparagement obligations, and the return of property provision) (i) limits or affects Employee's right to challenge the validity of this Agreement under the ADEA or the OWBPA, (ii) prevents you from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from testifying, providing evidence, responding to a subpoena or discovery request in court litigation or arbitration, or (iii) prevents a non-management, non-supervisory employee from engaging in protected concerted activity under Section 7 of the NLRA or under similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, except where the information was entrusted to the employee in confidence by the Company as part of the employee's job duties.

In addition, nothing in this Agreement limits or affects Employee's right to disclose or discuss sexual harassment or sexual assault disputes. In addition, nothing in this Agreement shall be construed to prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; waive your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

By signing this Agreement Employee is waiving Employee's right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by Employee or on Employee's behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

Notwithstanding Employee's confidentiality and non-disclosure obligations in this Agreement and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5. Proprietary Information. Employee acknowledges access to and receipt of confidential business and proprietary information regarding the Company and its affiliates while working.  Employee agrees not to make any such information known to any member of the public.  Employee further agrees to return to the Company prior to the Termination Date all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Employee to retain.

6. Cooperation.  Employee agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Employee.  Without limiting the foregoing, Employee agrees (i) to meet with a Released Party's representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party's representative, except as may be required by law.  The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.

7. Non-Admission.  This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

8. Non-Disparagement. Except as otherwise provided in Paragraph 4 above, Employee agrees not to make statements to employees, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing.  Nothing in this paragraph prohibits Employee from complying with a court order or lawful subpoena.

9. Advice of Counsel, Consideration and Revocation Periods, Other Information.  Employee acknowledges that this Agreement is a "negotiated" agreement as defined by California law (Government Code 12964.5(d)(2) defines "negotiated" to mean the Agreement is "voluntary, deliberate, and informed, provides consideration of value to the employee, and that the employee is given notice and an opportunity to retain an attorney or is represented by an attorney. The Company advises Employee to consult with an attorney prior to signing this Agreement.  Employee has 21 days to consider whether to sign this Agreement (the "Consideration Period"). Employee must return this signed Agreement to the Company's representative set forth below within the Consideration Period but not prior to the Termination Date.  If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms.  Additionally, Employee shall have seven days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to Jill Barnett, 7078 Shady Oak Road, Eden Prairie, MN 55344.  If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the eighth day after Employee signs this Agreement provided Employee does not revoke this Agreement.  Any modification or alteration of any terms of this Agreement by Employee voids this Agreement in its entirety. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.  Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

10. Applicable Law and General Provisions.  This Agreement shall be interpreted under California law.  This Agreement sets forth the entire agreement between the parties.  Employee is not relying on any other agreements or oral representations not fully addressed in this Agreement.  Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement, except any prior agreements related to inventions, business ideas, confidentiality of company proprietary information, and non-competition remain intact.  To the extent of any conflict between the terms of this Agreement and the Company's severance plan, the provisions of this Agreement shall prevail.  The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 3 is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective.  The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement. The Company has provided Employee with all information needed to make an informed decision to sign this Agreement, notice of and an opportunity to retain an attorney, and an opportunity to ask questions about this Agreement.

Date: 12/18/2024	Jill Barnett SunOpta 7078 Shady Oak Road Eden Prairie, MN 55344	/s/ Jill Barnett Signature

Employee has read and understood this Agreement, signs this Agreement waiving valuable rights, and acknowledges that this Agreement is final and binding.

Date: 12/18/2024 Not valid if signed before Termination Date	Chad Hagen	/s/ Chad Hagen Signature